Exhibit 18.1
December 5, 2007
Board of Directors
Access Plans USA, Inc.
4929 West Royal Land, Suite 200
Irving, Texas 75063
Dear Sirs:
At your request, we have read the description included in your Form 10-Q for the quarter ended September 30, 2007 of the facts relating to the annual assessment of the carrying value of goodwill being performed in the third quarter rather than the fourth quarter. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.
We have not audited any consolidated financial statements of Access Plans USA, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2006. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Access Plans USA, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2006.

HEIN & ASSOCIATES LLP
14755 Preston Road, Suite 320
Dallas, Texas 75254
Phone: 972-458-2296
Fax: 972-788-4943
www.heincpa.com